EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-115727 on Form S-3 and Nos. 333-115728, 333-136941, 333-148202 on Form S-8 of our reports dated December 14, 2009, relating to the consolidated financial statements and financial statement schedule of The Steak n Shake Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in method of accounting for income tax uncertainties), and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Steak n Shake Company for the year ended September 30, 2009.

/s/ Deloitte & Touch LLP
Indianapolis, Indiana
December 14, 2009